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                                                                 EXHIBIT 10(n)

                   AMENDMENT TO TRUST AGREEMENT FOR TCF FINANCIAL
                  CORPORATION SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

Article 9 of the existing Trust Agreement is amended effective November 1, 1997, by replacing it with the following:

                    ARTICLE 9

     AMENDMENT AND TERMINATION OF THE TRUST

     SECTION 9.1. The Personnel Committee of the TCF Financial Board of Directors, which is the Plan Administrator of this Plan, shall have full power to amend this Trust from time to time, or to terminate this Trust, except that no such amendment or termination shall deprive an Eligible Employee or beneficiary or survivor thereof of any benefits accrued under this Trust prior to such amendment or termination without the written consent of such Eligible Employee, or if deceased, the beneficiary or survivor thereof.